Exhibit 99.1

[Tesla Motors Letterhead]

June 20, 2016

Mr. Lyndon R. Rive
Chief Executive Officer
SolarCity Corporation
3055 Clearview Way
San Mateo, CA 94402

Dear Lyndon:

We are pleased to submit to you and the SolarCity board of directors a proposal to acquire all of the outstanding shares of common stock of SolarCity in exchange for Tesla common shares. Subject to completing due diligence, we propose an exchange ratio of 0.122x to 0.131x shares of Tesla common stock for each share of SolarCity common stock. This proposal represents a value of $26.50 to $28.50 per share, or a premium of approximately 21% to 30% over the closing price of SolarCity’s shares, based on today’s closing price of SolarCity’s shares and the 5-day volume weighted average price of Tesla shares. We believe that our proposal offers fair and compelling value for SolarCity and its stockholders, while also giving SolarCity’s stockholders the opportunity to receive Tesla common stock at a premium exchange ratio and the opportunity to participate in the success of the combined company through their ongoing ownership of Tesla stock.

The board of directors of Tesla is excited at the prospect of a potential combination of SolarCity’s business with Tesla. We believe that the possibilities for product, service and operational synergies would be substantial, and that a combination would allow our companies to build on our respective core competencies and remain at the forefront of delivering innovative approaches for sustainable transportation and energy. We believe that a combination would generate significant benefits for stockholders, customers and employees of both Tesla and SolarCity.

We are committed to a possible transaction that is fair to SolarCity’s and Tesla’s respective stockholders. To help ensure that, Tesla is prepared to make the consummation of a combination of our companies subject to the approval of a majority of disinterested stockholders of both SolarCity and Tesla voting on the transaction. In addition, as a result of their overlapping directorships, Elon Musk and Antonio Gracias have recused themselves from voting on this proposal at the Tesla board meeting at which it was approved, and will recuse themselves from voting on this proposal at the SolarCity board as well. We believe that any transaction should be the result of full and fair deliberation and negotiation by both of our boards and the fully-informed consideration of our respective stockholders.

Our proposal is subject to the satisfactory completion of due diligence, the negotiation of mutually agreeable definitive transaction documents, and final approval by the Tesla board. While a transaction would be further subject to customary and usual closing conditions, we believe that Tesla is well positioned to negotiate and complete the transaction in an expedited manner. We do not anticipate significant regulatory or other obstacles in consummating a mutually beneficial transaction promptly.

In light of Elon Musk’s SEC disclosure obligations in his individual capacity as a stockholder of SolarCity this proposal will be publicly disclosed, but Tesla’s intention is to proceed only on a friendly basis.

We look forward to discussing a potential transaction with you, and hope to expeditiously enter into a definitive agreement.

Sincerely,

The Board of Directors of Tesla Motors, Inc.